A Proposal for

                                  649.com Inc.

                           Internet "Lottery" Testing


                                    [GRAPHIC]

                         Prepared for 649.com Inc., by:
                TST Technical Systems Testing North America Inc.
                          Suite 420, 1367 West Broadway
                             Vancouver B.C. v6H 4A7
                               Ph: (604) 873-5833
                              Fax:  (604) 873-1075



                                10 December 1999

Table  of  Contents

1.     EXECUTIVE  SUMMARY . . . . . . . . . . . . . . . . .          4

2.     OUR  UNDERSTANDING  OF  YOUR  REQUIREMENTS . .  . . .         5
           Overview                                                  5
           Specifications                                            5

3.     TESTING  &  EVALUATION  DETAIL . . . . . . . . . . . .        7
           Server  Evaluation                                        7
           RNG  Testing                                              7
           Artwork  Evaluation                                       8
           Statistical  and  Mathematical  Evaluation                8
           Provision  of  Test  Results  &  Certifications           8
           The  Approach                                             8
           Testing  Methodologies                                    9

4.     OUR  FEES . . .  . . . . . . . . . . . . . . . . . . . .     10
           Fixed  Price  Fee                                        10
           Payment                                                  11
           Time  Period  and  Validity                              11

5.     TIMELINES . . . . . . . . . . . . . . . . . . . . . . . .    12

6.     CUSTOMER  SERVICE  . . . . .  ..  . . . . . . . . . . .      12

7.     ACCEPTANCE  OF  PROPOSAL . . . . . . . . . . . . . . . . .   13

------
1.  EXECUTIVE  SUMMARY

Technical Systems Testing (TST) is an internationally focused, independent gaming evaluation laboratory providing evaluation services for the gaming and information technology industries. TST provides Gaming Product Testing Services, Development of Gaming Standards and Expert Witness Services to Regulators, Operators and the Legal Fraternity in a variety of jurisdictions throughout the world. TST is an independent testing laboratory, ensuring a completely fair evaluation of Internet and land based games and gaming systems. Furthermore, TST carries out testing of a number of Information Technology based systems including e-commerce evaluation and assessment.

It is important to note that TST is committed to developing a long-term active business relationship with 649.com Inc. This will ensure that a mutually beneficial service operates between the two organizations, whereby TST can offer 649.com Inc. key account status, which, ideally, will lead to a preferred contract pricing agreement,

TST's personnel base includes qualified computer scientists, engineers, mathematicians and information systems auditors. TST's staff possesses extensive experience in professional services covering hardware and software testing of games and gaming systems. This includes integration testing, development of technical standards and expert witness evaluations.

As a service provider, TST will bring a broad and detailed background knowledge and skill set to 649.com Inc. TST's ISO 9000 accreditation, structured testing methodologies and worldwide experience enables us to offer jurisdictional testing, systems and procedures that are of the highest standard. Our evaluation will guarantee complete confidence and peace of mind that the process is performed to the highest level of quality available.

2.  OUR  UNDERSTANDING  OF  YOUR  REQUIREMENTS

Overview

649.com Inc has contracted Mindquake Software Inc. to provide them with an interactive Java based solution for a '649-style' lottery game over the Internet with the server based in Costa Rica. 649.com Inc. is looking for TST to quote on the testing of the randomness, security and integrity of Mindquake's software for both a "Pay for Play" and "Free Play" version.

Part  One

TST  will  evaluate  the  'lottery'  software  for  649.com  Inc.  against TST's
'Internet Gaming Standards and Guidelines V2.1', which will include the following:

*  RNG
*  Communications
*  Events  testing
*  Server  side  testing
*  Artwork
*  Security

Part  Two

Evaluation of Internet Gaming/Transaction/Player Tracking System. This will be specified in a separate proposal at a later date.

Specifications

Server  Platform  (to  be  supplied  by  649.com  Inc.)

-  Sun  Solaris  Server  (Unix)

*  Apache  Internet  Server  using  Java  Server  Pages  (JASP)

*  Oracle  Database  8.1.5

*  FTP  program  for  uploading  (Cute  FTP  etc.)

Client  Platform

Web based using a standard Web Browser with a Shockwave plug in, no client side proprietary software to down load. The browser receives HTML and JASP with Flash Macromedia or Shockwave to produce the images.

RNG

Uses  the  "Secure  Random  Class"  from  the  Java  1.1.8  library.

Game  Action

The user picks 6 unique numbers 1 through 49 and then activates the game to show balls falling into place and to see if the users choice produces a match. Each game is a unique event and will cause the RNG to pick 6 numbers 1 through 49 to match against the user. If there is an exact match there is an insured $5,000,000 USD fixed cash prize and $2,000 USD fixed cash prize for 5 out of 49 and so on for prizes of lesser degrees.

Deliverables

649.com Inc. is looking for TST to provide a report outlining the testing performed and recommendations. Also, to give a comfort level to their insurers and stakeholders into whether or not the 649.com lottery game is secure, random and can be approved by an independent third party testing laboratory.

Assumptions  &  Conditions

* No games testing will be conducted through TCP/IP connections that are available to the Internet.

* 649.com Inc. will provide a Sun Server, a client and 649.com system to TST to conduct testing or access to a secure closed system within TST's Vancouver Laboratory.

* 649.com Inc. will ensure that the Client - Server application is fully operational with TST's laboratory, A RAS link can be established for off site administration.

* Transaction and accounting testing may require travel if a direct link cannot be established.

3.  TESTING  &  EVALUATION  DETAIL

An  illustrative  scope  of  the  testing  process  is  detailed  below:

Server  Evaluation

*  Game  Evaluation

-  Artwork
-  Game  Details
-  Game  Control
-  Game  Functionality

*  Security

-  Password
-  System  changes

*  Software  Applications

-  Code  read

*  Communications

-  Security
-  Message  Authentication
-  Protocol
-  Timestamping
-  Polling  End  Player
-  Encryption
-  Interface

RNG  Testing

*  RNG

-  Localize  RNG
-  Data  Extraction
-  Data  Generation
-  RNG  Analysis

Artwork  Evaluation

The 'lottery' game artwork will be evaluated to ensure that the graphics are clear, unambiguous and they comply with the requirements of the Standard.

Statistical  and  Mathematical  Evaluation

Mathematical evaluation covers all relevant areas of game mathematics. Evaluations of Random Number Generators (RNG) are also conducted. This process includes:

-  Assessing  randomness  of  data

-  Suitability  of  the  period

-  Seeding  of  the  RNG

-  Mapping  of  the  RNG

Implementation  of  the  games

Provision  of  Test  Results  &  Certifications

TST will provide 649.com with "Compliance Reports" for areas of non-conformity to the Standards. TST will also provide comprehensive reports on the outcomes of testing conducted. The final report will be presented by TST to 649.com in a format that is suitable to be presented in accordance with the Standards.

The  Approach

TST will perform testing and evaluation of the 'lottery' system in compliance to the Internet Standard, which will ensure the standards of the software works in an acceptable manner.

TST will develop a battery of test scripts in accordance with the Standards and these test scripts will ensure that all software, mathematics and artwork will conform to requirements.

Non-Compliance issues will be raised to the attention of 649.com Inc. who will then review the non-compliant Issues and discuss how to rectify the non-conformances. Where 649.com Inc. takes Issue with a reported non-compliant issue, they may request the jurisdiction to grant a 'dispensation' in relation to the non-conforming item/s or ensure that the non-conforming issue is rectified prior to approval or certification being granted.

Testing  Methodologies

TST's testing involves a number of quality assurance policies and procedures. The following list outlines these tools:

- Test Scripts for Software, Communications, and Games for use in the test bed. They provide detailed instructions for the methods and procedures to be used when testing software systems.

- Checklists, which are utilized to ensure all relevant tasks are completed and passed prior to certification or placement on site at casinos.

- Weekly Status Reports and Project Timelines are generated to ensure that 649.com is fully aware of the status of the project at any given time.

- Work Instruction Procedures are used to detail performance of certain tasks to be carried out by the Engineers. They also cover administrative work practices.

- Guidelines are used in situations where detailed procedures are not applicable.

4. OUR FEES

TST has provided 649.com with a fixed price quotation for Part One- 'first phase' evaluation of the completely developed software lottery package. A 'first phase' evaluation is one complete sweep of all test scripts relevant to the Standards.

Testing of game hardware and software is one of TST's many core competencies. We have a wealth of experience in testing at the system level and at the component level. System level testing includes testing of base software systems, communications and connectivity, security, environment testing and integration testing. Component level testing covers game design, software evaluation and functionality testing, mathematics and fairness to player.

As new lottery games are introduced and the system is upgraded there is increased potential for problems and errors. A comprehensive software and system testing strategy will mitigate exposure and reinforce the product's image as a well-controlled, fair, and equitable gaming system.

Fixed  Price  Fee

Our estimated professional fees for first phase testing and evaluation Is as follows:

Total  Price  for  Testing  &  Evaluation     CAN$  20,860.00  (excl. tax)

This is based upon TST performing testing on 1 lottery game and RNG for 649.com Inc. Software testing takes approximately 13 business days.

Phase  Two

Beyond first phase, TST can provide 649.com Inc. with a further fixed price fee for completion testing of non-compliant issues or will offer working on a 'time and materials' basis at the following hourly rates:

              Staff  Category                           Hourly  Rate  $CAD*

Project  Manager/Principal  Consultant                       $160.00
Senior  Consultant/Team  Leader                              $130.00
Test  Engineer                                               $100.00
Technical  Assistant                                          $85.00
     *Hourly  Rates  exclude  taxes  and  expenses

Assuming the project commences on Monday 1a` December, it will be completed by Friday 171" December 1999. If submission occurs beyond this date, a new timeline will have to be developed, as TST close down over the Christmas/New Year period.

Please refer to the attached Project Management timeline for the time required to perform the evaluation.

Payment

Our standard charge out rates are based on TST's staff performing 8-hours work per day. The above rates do not include out of pocket expenses that will be recharged to 649.com Inc. at cost.

Accounts are to be settled within 30 days of receipt of Invoice. A late payment charge equal to 4% of the outstanding balance will be applied to invoices after the expiration of the 30-day period.

Time  Period  and  Validity

Testing will utilize one (1) Test Engineer, a Senior Consultant and a Project Manager reviewing the work output of the Engineers.

TST will reduce the testing time as outlined in the attached timeline chart if more resources are available for the project. This will occur where possible and when requested. TST is aware there are always time Issues to complete this type of project and therefore the extra manpower will be allocated, where possible, for the same cost at a reduced time period.

This  quotation  is  valid  for  a  period  of sixty days from 26 November 1999.

5.  TIMELINES

TST's has developed a proven record of delivering a testing service that meets appropriate turn around times for our clients. Evaluations of hardware, software, mathematical performance and systems have been completed for various clients in the Internet and Fixed Gaming sectors on time and on budget.

TST can provide both high performance and rapid evaluations because of our global base and standardized work practices. Software and Payables evaluations can be continuously conducted almost 16 hours per day, 6 days per week due to the different time zones of our laboratories in Australia and North America. Further to this, local staff required for hardware evaluations can be supplemented by international staff to perform these evaluations. These enhanced services are provided at no additional cost to our clients. They are part of the standard, highly competitive package of services that TST provides to clients.

Under general circumstances, it is more cost effective if 3 - 4 weeks notice for testing services is given. however, TST has been able to make testing services available within 1 week of notice. TST can supply Technical personnel on site within 48 hours notice, for International personnel and 24 hours notice for Canadian personnel where appropriate.

6.  CUSTOMER  SERVICE

TST's  customer  service  concept  is  embodied  in  our  mission  statement:

"TST provides gaming authorities and operators with a comprehensive, independently tailored testing and evaluation service aimed at ensuring the highest possible standards in gaming. This is achieved by a focused, customer oriented, multi-disciplined team with knowledge and experience on the leading edge of today's gaming technology."

TST recognizes the relationships with clients and customers are usually long-term partnerships. Face to face support is provided both during and after the completion of contracts. TST works closely with clients to meet their changing needs which are sometimes dictated by the fluid political environment. TST will sometimes be involved in not just testing gaming equipment, but in assisting the customers interpret legislation, developing technical requirements, formulating test scripts and providing advice on both technical issues and non technical issues such as the social implications of particular gaming strategies. This provides clients with a single point source of readily available information and support.

TST strives to provide quality service, by being effective, efficient and responsive, while maintaining our independent status and integrity. TST constantly strives to meet and exceed our client's expectation.
7.

 ACCEPTANCE  OF  PROPOSAL

Our acceptance of the attached proposal is contingent upon 649.com Inc. securing a server with Oracle and Solarus applications, fully configured, on terms and conditions acceptable to 649.com Inc.

/s/  Lawrence  P.  Burbidge                /s/  Ross  Brierty

Lawrence  P.  Burbidge                     Ross  Brierty
President  &  CEO                          General  Manager
649.com  Inc.                              TST  Technical  Systems Testing North
America  INC.

10/12/99                                   10/12/99


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[649.com  Software  Analysis  Chart
Project:  649_timelineVer2
Date:  Mon  11/29/99    Page  1   ]

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[649.com  Software  Analysis  Chart
Project:  649_timelineVer2
Date:  Mon  11/29/99    Page  2   ]